Exhibit 10(k)(9)
AMENDMENT NO. 8
TO
ALLTEL CORPORATION PROFIT-SHARING PLAN
(January 1, 2002 Restatement)

WHEREAS, Alltel Corporation (the "Company") maintains the Alltel Corporation Profit-Sharing Plan, as amended and restated effective January 1, 2002, and as subsequently amended, (the "Plan"); and

WHEREAS, the Company desires further to amend the Plan;

NOW, THEREFORE, BE IT RESOLVED, that the Company hereby amends the Plan in the respects hereinafter set forth:

1.  Effective as of the date of spin-off of Alltel Holding Corp. ("Spinco") from the Company and merger of Spinco into Valor Communications Group, Inc. (with the merged corporation to be known as Windstream Corporation), the first sentence of Section 11.01(a)(2) of the Plan is amended to provide as follows:

     Assets of Investment Fund A shall be invested in the Alltel Corporation Common Stock Fund (as described in Section 11.01(c) and in the Trust Agreement and the Trust
     Agreement for Alltel Corporation Master Trust) (the "Alltel Stock Fund") as provided herein and in the Trust Agreement and the Trust Agreement for Alltel Corporation Master
     Trust.

2.  Effective as of the date of spin-off of Spinco from the Company and merger of Spinco into Valor Communications Group, Inc. (with the merged corporation to be known as Windstream Corporation), a new Section 11.01(c) is added to the Plan to provide as follows:

(c)
Substantially all of the assets of the Alltel Stock Fund shall be invested by the Trustee in "Common Stock of the Company" (as hereinafter defined) and to the extent not invested in Common Stock of the Company shall be invested in any property that is a permissible investment as provided in the Trust and Alltel Corporation Master Trust. "Common Stock of the Company" shall mean the common stock, par value $1.00 per share, of Alltel Corporation, a Delaware corporation, as the common stock is from time to time constituted. For purposes of determining whether substantially all of the assets of the Alltel Stock Fund are invested in Common Stock of the Company, shares of Windstream Corporation stock received by the Alltel Stock Fund in connection with the spin-off of Alltel Holding Corp. ("Spinco") from the Company and merger of Spinco into Valor Communications Group, Inc. (with the merged corporation to be known as Windstream Corporation) shall be treated as Common Stock of the Company.

An independent fiduciary appointed by the Board of Directors of the Company or its delegate shall, in an orderly manner as the independent fiduciary determines is appropriate (but in no event later than six months from the merger of Spinco into Valor Communications Group, Inc. (with the merged corporation to be known as Windstream Corporation)), subject to applicable laws, liquidate the shares of Windstream Corporation stock held in the Alltel Stock Fund. The proceeds from the liquidation of the shares of Windstream Corporation stock shall be reinvested in the Alltel Stock Fund. The independent fiduciary shall not execute on any single day any sales of Windstream Corporation stock that exceed, in the aggregate, five percent (5%) of the average daily market volume (in terms of the number of shares) in the Windstream Corporation stock over the preceding 10 business days. The amount of the securities to be sold by the independent fiduciary shall be subject to restrictions under applicable laws, including, without limitation, Federal and state securities laws that may prohibit or limit the independent fiduciary's ability to affect the sales.

Nothing in the foregoing provisions of this Section 11.01(c) shall be construed as a prohibition or limitation on the amount of Windstream Corporation stock that may be transferred as part of a transfer of benefits and liabilities to a plan of Spinco or its successors. Any assets to be transferred from the Alltel Stock Fund to a plan of Spinco or its successors shall be transferred pro rata with the pro rata amount coming first from shares of Windstream Corporation stock (if any), then, to the extent necessary, from cash (if any), then, to the extent necessary from Common Stock of the Company.

Notwithstanding the foregoing, the investment of assets in the Alltel Stock Fund shall be subject to any applicable limitations under ERISA and regulations issued thereunder.

3.  Effective as of June 21, 2006, a new Article XXIV is added to the end of the Plan to provide as follows:

ARTICLE XXIV
TRANSFER OF BENEFITS WITH RESPECT TO
ALLTEL HOLDING CORP. (WIRELINE) SPINOFF

24.01   Definitions

For purposes of this Article XXIV, the following definitions shall apply:

(a)	The "Transfer Agreement" shall mean the Employee Benefits Agreement between Alltel Corporation and Alltel Holding Corp. dated as of December 8, 2005.

(b)	The "Transfer Assets" shall mean the accounts of Transfer Individuals to be transferred to the Transfer Plan in accordance with the provisions of the Transfer Agreement.

(c)	A "Transfer Individual" shall mean the Spinco Employees and Spinco Individuals as defined in and designated as such in accordance with the Transfer Agreement as of June 20, 2006.

(d) The "Transfer Plan" shall mean the Windstream Profit-Sharing Plan.

24.02   Transfer of Assets

The Company shall direct the Trustee to transfer the Transfer Assets to the trustee(s) for the Transfer Plan, in accordance with the provisions of the Transfer Agreement; provided, however, that assets of the Alltel Stock Fund attributable to the Transfer Individuals shall be transferred pro rata with the pro rata amount coming first from shares of Windstream common stock (if any), then, to the extent necessary, from cash (if any), then, to the extent necessary from shares of Common Stock of the Company. The Transfer Assets are to be held, administered, and disposed of by the trustee(s) of the Transfer Plan under the terms, conditions, and provisions of the Transfer Plan; provided, however, that the Transfer Plan shall provide that the Transfer Assets shall be subject to any provision of the Plan that may not be eliminated under the Code (and regulations thereunder).

24.03   Cessation of Participation

Effective upon the transfer of Transfer Assets for a Transfer Individual as provided in Section 24.02, the Transfer Individual shall cease to be a Participant in the Plan, and thereafter neither the Transfer Individual nor any person claiming under or through the Transfer Individual shall have any benefits or rights under the Plan.

24.04   Plan Continuing

The Transfer Plan shall be deemed to be a continuation of the Plan with respect to the Transfer Individual, and the transfer of assets to the Transfer Plan shall not be deemed a termination or partial termination of the Plan with respect to the Transfer Individuals or otherwise.

24.05   Overriding Provisions

The provisions of this Article XXIV shall apply notwithstanding any other provisions of the Plan, except Section 3.07, and shall override any conflicting Plan provisions.

4.  Effective as of the date of spin-off of Spinco from the Company and merger of Spinco into Valor Communications Group, Inc. (with the merged corporation to be known as Windstream Corporation), a new Article XXV is added to the Plan to provide as follows:

ARTICLE XXV
BENEFITS WITH RESPECT TO CERTAIN EMPLOYEES
WHOSE EMPLOYMENT TRANSFERS TO OR FROM WINDSTREAM

25.01   Definitions

For purposes of this Article XXV, the following definitions shall apply:

(a)
A "Second Transfer Individual" shall mean a person who is designated as a Spinco Employee or Spinco Individual (as defined in and designated as such in accordance with the provisions of the Transfer Agreement as defined in Section 24.01(a)) on or after June 21, 2006 and prior to the spin-off of Alltel Holding Corp. and merger of Alltel Holding Corp. into Valor Communications Group, Inc. (with the merged company to be known as Windstream Corporation).

(b)
A "Transfer Individual" shall mean a person who (i) is an Employee and Participant immediately prior to the spin-off of Alltel Holding Corp. and merger of Alltel Holding Corp. into Valor Communications Group, Inc. (with the merged company to be known as Windstream Corporation) ("Windstream"), (ii) is not a Transfer Individual as defined in Section 24.01(c) or a Second Transfer Individual as defined in Section 25.01(a), (iii) becomes employed with Windstream or a related employer at or after the merger and prior to January 1, 2007, and (iv) was not fully vested in his Separate Account upon Termination of Employment.

(c)
A "Retransfer Individual" shall mean a person who (i) is an Employee immediately prior to the spin-off of Alltel Holding Corp. and merger of Alltel Holding Corp. into Valor Communications Group, Inc. (with the merged company to be known as Windstream), (ii) becomes employed with Windstream or a related employer at or after the merger and prior to December 31, 2006, and (iii) again is an Employee after the merger (to form Windstream) and prior to January 1, 2007.

25.02   Transfer of Benefits

Article XXIV shall apply to a Second Transfer Individual except that the Company shall direct the Trustee to transfer the Transfer Assets with respect to the Second Transfer Individual to the trustee(s) for the Transfer Plan as soon as reasonably practicable after the spin-off of Alltel Holding Corp. and merger of Alltel Holding Corp. into Valor Communications Group, Inc. (with the merged company to be known as Windstream).

25.03   Continued Vesting Service

In determining Years of Vesting Service for a Transfer Individual, the Transfer Individual's period or periods of employment with Windstream or a related employer shall be counted as Years of Vesting Service if such period or periods of employment would have been taken into account under the Plan had such period or periods of employment been service with a member of the Controlled Group.

25.04   Retransfer Individual Service and Compensation

(a)
In determining the Hours of Service of a Retransfer Individual during calendar year 2006, the Transfer Individual's hours of service with Windstream or a related employer during calendar year 2006 shall be counted as Hours of Service if such hours of service would have been taken into account under the Plan had such hours of service been service with a member of the Controlled Group.

(b)
In determining the Compensation of a Retransfer Individual during calendar year 2006, the Transfer Individual's compensation with Windstream or a related employer during calendar year 2006 shall be counted as Hours of Service if such compensation would have been taken into account under the Plan had such compensation been compensation with an Employer.

(c)
Notwithstanding anything to the contrary, (i) nothing in this Section 25.04 shall be construed as extending the definition of Eligible Employee or Participant under the Plan and (ii) there shall be no duplication of service, hours of service or compensation in respect of any single period or otherwise.

5.  Effective as of January 1, 2006, Section 1.38 is revised to provide as follows:

1.38	Total and Permanent Disability

Permanent incapacity resulting in the Participant qualifying for benefits under the Employer's long-term disability plan.

6.  Effective as of January 1, 2006, a new Section 3.11 is added to the Plan to provide as follows:

3.11	Electronic Disclosure and Signatures

Any communication or disclosure to or from Participants and/or Beneficiaries that is required under the terms of the Plan to be made in writing may be provided in any other medium (electronic, telephonic, or otherwise) that is acceptable to the Plan Administrator and permitted under applicable law.

7.  Effective as of January 1, 2006, Section 7.02(a) of the Plan is amended to provide as follows:

(a)
The excess amount shall be reallocated among the remaining Participants' Separate Accounts in the same way Employer Contributions are allocated as specified in Section 13.04; provided, however, that such reallocation shall not cause the annual additions to any other Participant's Separate Account to exceed the maximum permissible amount.

8.  Effective as of January 20, 2006, a new Section 22.06 is added to the Plan to provide as follows:

22.06	Extension of Coverage to Certain Georgia Employees

Effective beginning January 20, 2006, and as more specifically hereinafter provided, the proviso to paragraph (a)(1) of Section 1.12 shall not apply to and coverage under the Plan shall be extended to a person who on or after January 20, 2006 is an Employee and who on or before January 20, 2006 was in the bargaining unit described in National Labor Relations Board Case 10-RD-01448 (a "Decertified Employee"): For purposes of Sections 13.01, 13.02, 13.03, and 13.04,, for the Plan Year ending December 31, 2006, a Decertified Employee who would have been an Eligible Employee at relevant times during the Plan Year ending December 31, 2006 but for paragraph (a)(1) of Section 1.12 shall be treated as an Eligible Employee at such relevant times during the Plan Year ending December 31, 2006.

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has caused this Amendment No. 8 to the Alltel Corporation Profit-Sharing Plan (January 1, 2002 Restatement) to be executed on this 13th day of June, 2006.

ALLTEL CORPORATION

By: /s/ Scott T. Ford
Title: President and Chief Executive Officer